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                                                                    EXHIBIT 99.1


                         LITHIUM TECHNOLOGY CORPORATION
              AND PACIFIC LITHIUM LIMITED ANNOUNCE IMPENDING MERGER

PLYMOUTH MEETING, PENNSYLVANIA, OCTOBER 6, 1999 - Lithium Technology Corporation ("LTC", the "Company") (OTC Bulletin Board LITH) and Pacific Lithium Limited ("PLL") of Auckland, New Zealand announced today that they had signed a Memorandum of Agreement (MOA) to merge their respective lithium battery technologies and operations, and ultimately form a new U.S. corporation. The transaction will require the approval of shareholders of both companies.

The new combined entity would have a unique position in the lithium polymer battery market, providing a proprietary vertical integration capability that would range from ultra high grade lithium carbonate and lithiated manganese cathode materials to reinforced composite battery structures, with low cost, high yield thin film manufacturing processes. This combination of technologies, capabilities and people will enable the new company to become the low cost provider of high quality and high performance lithium polymer batteries. Targeted end user applications include the portable electronics market, particularly notebook computers and PDAs, as well as the rapidly emerging Hybrid Electric Vehicle (HEV) market.

Upon shareholder approval, LTC's technology, assets and operations would be transferred to PLL, which would reincorporate in the U.S. as a private company name Ilion Technology Corporation. Ilion plans to consummate an IPO and NASDAQ listing. Once the merger is complete, LTC would become a "shell" holding company whose sole assets would be the shares and warrants of PLL issued in the merger. LTC's stock would continue to be traded in the OTC market until the IPO.

Under the terms of the merger, LTC will be issued 3 million shares of PLL stock (which will constitute approximately 15% of PLL's outstanding shares) and warrants to purchase 1.5 million additional shares of PLL stock. PLL will also assume responsibility for all of LTC's operating cash requirements. Beginning in October 1999 and until shareholder approval, PLL will provide continuing working capital for LTC . Following shareholder approval, and up to the time of the IPO, LTC's capital equipment and operating cash flow requirements will be an integral part of PLL's capital raising program. If the merger is not consummated for any reason (except the default of PLL), any cash advances from PLL to LTC will be converted into LTC common Stock, warrants and certain licensing and other arrangements. Mr. David Cade, LTC's President and Chief Operating Officer and Dr. George Ferment, LTC's Executive Vice President of Operations and Chief Technical Officer, will assume commensurate roles in the new organization.

In commencing on the merger, Mr. Robin Johannink, PLL's Managing Director said:
"PLL conducted an extensive worldwide campaign to find the best lithium polymer battery technology which would enable PLL to develop its `materials to battery' integration capabilities and thus move up the `battery value chain' from our present advanced materials position. The merger with LTC gives us an entirely new dimension in being able to meet the total needs of our customers." LTC's President David Cade said: "We are very excited about the expanded market reach and time-to-market capability which this merger will bring about for LTC as part of the new company. This alliance is a major step forward in LTC's worldwide search for ideal strategic partners." LTC's EVP of Operations, Dr. George Ferment, added: "The combination of PLL's advanced lithium materials


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technology and LTC's proven cell manufacturing processes will give us a powerful technology and cost advantage in the marketplace."

PLL is an unlisted New Zealand public company with more than 600 shareholders and access to sources of capital in New Zealand, Australia, Japan, Singapore and the U.S. It has an exclusive licensing arrangement with the Massachusetts Institute of Technology (MIT) to commercialize their proprietary electrode and electrolyte polymers. PLL is already a significant supplier of high quality battery-specific lithium carbonate to Japanese cathode and electrolyte suppliers. Furthermore PLL has developed and is sampling customers with a series of patented high temperature, stable, layered manganese cathode materials which will be ideally suited for both the HEV and portable applications markets. PLL's plant to commercially produce these materials will be commissioned in December 1999.

Lithium Technology Corporation is in the late stages of developing and seeking to commercialize a new generation of high performance, solid state rechargeable lithium ion polymer batteries for portable electronics devices and other applications such as HEVs. LTC's pilot line production operations are regularly producing three generic sizes of thin flat cells, including a large 9 Ah cell (4"x8"x1/4"). The Company's patented and proprietary technology uses high performance fibers in composite battery structure and low cost continuous flow fiber web coating and handling processes for manufacturing. These new batteries represent a significant benefit to the end-user in terms of longer run times and thinner, flatter, lighter-weight form factors.

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements.

CONTACT (USA):                                CONTACT (NZ):
David J. Cade                                 Robin T. Johannink
President                                     Managing Director
Lithium Technology Corporation                Pacific Lithium Limited
Phone: (610) 940-6090 Ext. 113                Phone: 011-64-9-309-5221
Fax: (610) 940-6091                           Fax: 011-64-9-307-1749
E-mail: dcade@lithiumtech.com                 E-mail: robin@pacificlithium.co.nz


             ADVANCED SOLID STATE BATTERIES FOR TODAY AND TOMORROW(SM)